Filed pursuant to Rule 433 Registration Statement No. 333-238458-02 FINANCIAL PRODUCTS FACTSHEET (G340)

CS Notes Linked to the Performance of the Credit Suisse RavenPack News Algo Index Offering Period: June 2, 2022 – June 24, 2022

Summary Product Terms

CUSIP	22553Q4A2
Issuer	Credit Suisse AG (London branch)
Principal Amount	$1,000 per security
Term	4 years
Trade Date	June 27, 2022
Settlement Date	June 30, 2022
Valuation Date	June 29, 2026
Maturity Date	July 2, 2026
Underlying	Credit Suisse RavenPack News Algo Index
Initial Level	The closing level of the Underlying on the Trade Date
Final Level	The closing level of the Underlying on the Valuation Date
Underlying Return	(Final Level – Initial Level) / Initial Level
Upside Participation Rate	Expected to be 215% (to be determined on the Trade Date)

Hypothetical Redemption Amounts

The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to you. They assume an Upside Participation Rate of 215%. The numbers appearing in the table have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Redemption Amount per $1,000 Principal Amount
50%	107.50%	$2,075
40%	86%	$1,860
30%	64.50%	$1,645
20%	43%	$1,430
10%	21.50%	$1,215
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000
−50%	0%	$1,000

Payoff Description

Redemption Amount at maturity

If the Final Level is greater than the Initial Level, you will receive the Principal Amount multiplied by the sum of one plus the product of the Upside Participation Rate and the Underlying Return.

If the Final Level is equal to or less than the Initial Level, you will receive the Principal Amount.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Final terms will be determined on the Trade Date and will be provided in the pricing supplement. The actual Upside Participation Rate will not be lower than the rate set forth under “Summary Product Terms.” Please see the accompanying preliminary pricing supplement for more information.

Selected Risk Considerations

The risks set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section of the underlying performance supplement, the “Selected Risk Considerations” section in the accompanying underlying supplement, the “Selected Risk Considerations” section in the preliminary pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

•	Risks Relating to the Securities Generally

o	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms.

o	The securities do not pay interest.

o	The probability that the Security Performance Factor will be zero will depend on the volatility of the Underlying.

•	Risks Relating to the Underlying

o	The Underlying has limited history and may perform in unexpected ways

o	Back-tested performance information is subject to limitations.

o	An index fee of 0.75% per annum is deducted in the calculation of the Underlying.

o	The equity index reflects the daily deduction of a notional financing cost equal to SOFR plus the fixed spread.

o	The reference rate is calculated by reference to SOFR, which has limited history and may perform in unexpected ways.

o	The Underlying may fail to maintain its volatility target and may experience large declines as a result.

o	The volatility-targeting feature may cause the Underlying to perform poorly in temporary market crashes.

o	The volatility-targeting feature could cause the Underlying to significantly underperform its portfolio in rising equity markets.

o	The Underlying’s volatility target is arbitrary.

o	The Underlying’s decay factors are arbitrary.

o	Calculating the preliminary weight of the Credit Suisse RavenPack AIS Index in the Underlying’s portfolio based on the arithmetic average of the short-term and long-term realized volatilities of the Credit Suisse RavenPack AIS Index is arbitrary.

o	A significant portion of the Underlying may be hypothetically allocated to non-remunerating cash, which may dampen returns.

o	Past performance of the Underlying is no guide to future performance and there is no assurance that the strategies on which the underlying is based will be successful.

o	There can be no assurance that the performance of the Underlying over time will approximate the return of the relevant strategy or any other strategy.

o	Adjustments to the Underlying, its component indices or to the stocks or U.S. Treasury note futures contracts included in the component indices could adversely affect the securities.

o	The Underlying will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Underlying performs poorly, the index sponsor will not change the rules in an attempt to improve performance.

o	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlying and could negatively affect your return on the securities.

•	Risks Relating to the Component Indices

o	The Underlying is exposed to risks related to the component indices.

o	The Underlying’s allocation methodology may not be successful if the Credit Suisse RavenPack AIS Index and the Fixed Income Indices decline at the same time.

o	The Underlying may have significant exposure to the Fixed Income Indices, which have limited return potential and significant downside potential, particularly in times of rising interest rates.

o	RavenPack exercised discretion in developing the RPNA algorithm.

o	News items used to calculate the Underlying may be incomplete, biased or inaccurate.

o	The scoring and classification of news items may be materially inaccurate.

o	The Credit Suisse RavenPack AIS Index is calculated based on third-party data, which may become unavailable.

o	You will not benefit from any updates to the RPNA algorithm.

o	Use of RavenPack data by third parties may adversely affect the performance of the Credit Suisse RavenPack AIS Index.

o	Because of arbitrary methodological rules, the Credit Suisse RavenPack AIS Index excludes news items that may be significant to the performance of companies in the S&P Sector Indices.

o	You will not have any rights in any stocks or U.S. Treasury note futures contracts included in the component indices.

o	You will have no rights against the entities with discretion over the Underlying or the stocks or U.S. Treasury note futures contracts included in the component indices.

o	Owning the securities is not the same as directly owning the stocks or U.S. Treasury note futures contracts included in the component indices.

o	Suspension or disruptions of market trading in stocks or futures contracts may adversely affect the value of the securities.

•	Risks Relating to the Issuer

o	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

o	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks.

•	Risks Relating to Conflicts of Interest

o	We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

o	Our affiliates are initially acting as the Index Calculation Agent and as the Index Sponsor and potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgements that they must make in determining amounts due to you at maturity or the composition or methodology of the Underlying.

•	Risks Relating to Estimated Value and Secondary Market Prices of the Securities

o	The securities will be affected by a number of economic, financial, political, regulatory, judicial and other factors that may either offset or magnify each other.

o	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

o	Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $920 and $960 (as determined by reference to our

o	pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)).

o	If on the Trade Date the internal funding rate we use in structuring notes such as these securities is lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities.

o	The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

Important Notice

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying performance supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated June 2, 2022, Underlying Performance Supplement dated June 2, 2022, Underlying Supplement dated May 2, 2022, Product Supplement No. I–G dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying performance supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010322010040/dp174674_424b2-g340.htm

You may access the underlying performance supplement, underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.

Please note that “we” and “our” refer to Credit Suisse AG and its affiliates in this document.

CREDIT SUISSE SECURITIES (USA) LLC credit-suisse.com

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